Exhibit 99.3

Consent of Morgan Stanley & Co. LLC

We hereby consent to the inclusion in Amendment No. 5 to the Registration Statement of Brookfield Renewable Corporation (“BEPC”) and Brookfield Renewable Partners L.P. (“BEP”) on Form F-1 and F-4 and in the Proxy Statement/Prospectus of TerraForm Power, Inc. (“TERP” or “TerraForm Power”), which is part of the Registration Statement, of our opinion dated March 16, 2020 appearing as Annex B to such Proxy Statement/Prospectus, and to the description of such opinion and to the references to our name contained therein under the headings “Summary—The TERP Acquisition and the Reorganization Agreement— Opinions of Financial Advisors to the Special Committee of TerraForm Power—Opinion of Morgan Stanley & Co. LLC”, “The TERP Acquisition—Background of the TERP Acquisition”, “The TERP Acquisition—Reasons for the Special Committee’s Recommendation”, “The TERP Acquisition—Opinions of Financial Advisors to the Special Committee of TerraForm Power—Opinion of Morgan Stanley & Co. LLC”, “The TERP Acquisition—Certain TerraForm Power Forecasts” and “The TERP Acquisition—Certain BEP Forecasts”. For the avoidance of doubt, the foregoing consent is limited to the date hereof and does not apply with respect to any registration statement or proxy statement/prospectus dated subsequent to the date hereof. In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

Morgan Stanley & Co. LLC

By:	/s/ Edward Manheimer
Edward Manheimer
Managing Director

New York, New York

June 22, 2020